EXHIBIT 10.6

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

OIL, GAS AND MINERAL LEASE

THIS LEASE is made and entered into to be effective **October 4, 2026**, deemed the Effective Date, between [redacted] referred to as Lessor, whose address is [redacted] and **Bioforce Nanosciences Holdings, Inc**, referred to as Lessee, whose address is **2020 General Booth Blvd, Suite 230, Virginia Beach, Virginia 23454.**

1. Lessor, in consideration of Ten Dollars and other valuable consideration ([redacted]), the receipt and sufficiency of which is acknowledged, and for the royalties reserved in this Lease, GRANTS, LEASES, and LETS the lands described below, exclusively to Lessee, for the purpose of exploring, drilling, producing and owning, oil, gas, and all other minerals produced with them, and conducting all activities necessary or reasonably incident to the exploration for, operations in search of, and production of oil, gas, and other minerals. The lands subject to this Lease (referred to as the "land" or the "leased premises") are located in **Liberty** County, Texas, and are described as follows:

27.49 acres of land, being also called 27.3294 acres of land, out of the [redacted] being the same land described in that certain Deed dated [redacted], as Grantor, to the Estate of [redacted] of the Official Records of Liberty County, Texas.

This Lease also covers and includes, in addition to the described leased premises, land, if any, contiguous or adjacent to or adjoining the leased premises and: (a) owned or claimed by Lessor by limitation, prescription, possession, reversion, or unrecorded instrument; or, (b) which Lessor has a preferential right or option to acquire. Lessor agrees to execute any supplemental instrument requested by Lessee for a more complete or accurate description of the leased premises. For the purpose of determining the amount of any bonus or other payments provided for in this Lease, the land shall be deemed to contain **27.49** acres, whether actually contain more or less. A recital of acreage in any tract shall be deemed to be the true acreage in a described tract. Lessor accepts the bonus as lump sum consideration for this Lease and all rights and options it provides.

2. This is a Paid-Up Lease. No payments are due under this Lease during the primary term, except for the payment of royalties. Unless sooner terminated or longer kept in force under any other of its provisions, this Lease shall remain in force for a term of **Three (3) years** from the Effective Date stated above, (the "primary term"), and as long thereafter as operations, as defined in this Lease, are conducted on the land with no cessation for more than ninety (90) consecutive days, or this Lease is maintained by any of its other provisions. If, at the end of the primary term Lessee has drilled and abandoned a well on the leased premises, or lands pooled with it, this Lease shall not terminate at the end of the primary term, if Lessee, within 180 days of the end of the primary term, commences additional operations on the Leased premises, or lands pooled with it, which operations shall be deemed operations during the primary term of this Lease and serve to maintain it in full force and effect.

3. Lessor reserves as royalty, and Lessee agrees to pay Lessor as royalty on oil, other liquid hydrocarbons, and non-gaseous minerals produced and saved from the leased premises (the "oil"), **20%** part of the net amount received by Lessee for the sale of the oil at the time it is run from the storage tanks, or into the pipeline to which the well or wells on the leased premises are connected. In either case, Lessor's interest shall bear the stated part of all taxes, and costs of treating the oil to render it marketable. Lessee shall pay Lessor as royalty on gas and casinghead gas produced from the leased premises **20%** of the net amount received by Lessee for the gas if sold at the wellhead, at a location on the leased premises, or on lands with which the leased premises are pooled, with Lessor's share of those proceeds to bear its proportionate share of all taxes and costs incurred by Lessee in delivering, processing, compressing, or otherwise making the gas merchantable or enhancing its marketability. On all other gas and casinghead gas, Lessee shall pay Lessor as royalty **20%** of the net amount received by Lessee for the gas so sold, less its proportionate share of all taxes, costs of transportation, compression, processing, treating, and all other costs of marketing. For all gas sold, Lessor shall bear its proportionate share of all adjustments for heating content, shrinkage, and deductions for impurities. If, at the expiration of the primary term or at any later time or times, there is a well or wells on the land or on lands with which the land or any portion of it are pooled, or unitized, capable of producing oil or gas, and all the wells are shut-in, this Lease shall, nevertheless, continue in force as though operations were being conducted on the land for so long as the wells are shut-in, and Lessee pays the shut-in royalty provided below, and this Lease may be continued in force as if no shut-in had occurred. Lessee agrees to use reasonable diligence to produce, utilize, or market the oil and gas capable of being produced from the wells, but in the exercise of diligence, Lessee shall not be obligated to install or furnish facilities other than well facilities and ordinary lease facilities of flow lines, separator, and lease tank, shall not be required to settle labor trouble, or to market oil or gas on terms unacceptable to Lessee. If, at any time after the expiration of the primary term of this Lease, all the wells, oil or gas, on the leased premises, or lands pooled with it, are shut in and this Lease is not otherwise maintained in effect, Lessee may pay or tender, by its check or draft, as shut in royalty, an amount equal to One Dollar ($1.00) for each acre of land then covered by this Lease (the "shut-in royalty") on or before the end of each 12 month period during which all wells on the leased premises, or lands pooled with it, are shut in and oil or gas is not being produced, sold, or used, and this Lease is not otherwise being maintained. Each payment or tender shall be made to the parties, who at the time of payment, would be entitled to receive the royalties which would be paid under this Lease if the wells were producing, and may be paid directly to each party entitled to a payment, or deposited in ____________[redacted]____________________, or its successors, which shall continue as the depository bank for the parties, regardless of changes in the ownership of shut-in royalty. If at any time Lessee pays or tenders shut-in royalty, two or more parties are, or claim to be, entitled to receive payments, Lessee may, at its election, in lieu of any other method of payment, pay or tender the shut-in royalty, in the manner specified above, either jointly to the parties, or separately to each in accordance with their respective ownership. Any payment may be made by Lessee's check or draft, deposited in the mail or delivered to the party entitled to receive payment or to the depository bank provided for above, on or before the last date for payment. Lessee's failure to pay, or tender, or to properly pay or tender any sum due as shut in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this Lease. Nothing shall impair Lessee's right to deliver a release as provided in paragraph 5, below. In the event of an assignment of this Lease, in whole or in part, liability for payments shall rest exclusively on the then owner or owners of this Lease, severally, as to the acreage owned by each, and the original Lessee, or an assignee will have no obligation for royalties payable on production after an assignment to a subsequent or successor lessee or assignee.

4. At its option, Lessee is granted the right and authority to pool, unitize, or combine the land covered by this Lease or any portion of it as to oil and/or gas, with any other land covered by this Lease, and/or with any other land, lease, or leases in the immediate vicinity of the leased premises, when in Lessee's judgment it is necessary or advisable to do so in order to explore, develop, and operate the leased premises in compliance with the spacing rules of the Railroad Commission of Texas, or other

lawful authority, or when to do so would, in the judgment of Lessee, promote the conservation of oil and/or gas in and under and that may be produced from the leased premises. Units pooled for oil shall not substantially exceed 40 acres each in area, and units pooled for gas shall not substantially exceed 640 acres each in area, plus, in both instances, a tolerance of ten percent (10%); provided, should a governmental authority having jurisdiction prescribe, allow, or permit the creation of units larger than those specified, for the drilling or operation of a well at a regular location, drilled either vertically or horizontally, to comply with existing or subsequently established field rules, for obtaining a greater allowable from any well to be drilled, drilling, or already drilled, or for any other purpose, units created may conform substantially in size with those permitted, allowed, or prescribed by applicable governmental regulations, now in existence, or later enacted.

Lessee may pool or combine acreage covered by this Lease or any portion of it as to oil and/or gas in any one or more stratum or strata. The units formed by pooling as to any stratum or strata need not conform in size or area with the unit or units into which the Lease is pooled or combined as to any other stratum or strata, and oil units need not conform to the area within gas units. Pooling in one or more instances shall not exhaust the rights of the Lessee to pool this Lease or portions of it into other units. Lessee shall file an instrument describing and designating the pooled acreage as a pooled unit and stating the effective date of said pooled unit in said instrument. The pooled unit shall be effective as to all parties, their heirs, successors, and assigns as of the effective date stated by Lessee, irrespective of whether or not the unit is likewise effective as to all other owners of surface, mineral, royalty, or other rights in land included in the unit. Within a reasonable time following the execution of the instrument designating the pooled unit, Lessee shall file it for record in the appropriate records of the county in which the leased premises are located. Any unit formed may be revised, re-formed, increased, or decreased in size, or changed in configuration, at the election of Lessee, at any time either before or after commencement of operations or production from the unit well. Lessee may, at any time, at its election, vacate, dissolve, or terminate any unit formed, by written instrument filed for record in the county where the land is located, which instrument shall specify the date of termination of the unit.

Lessee may exercise its right to pool at any time and from time to time, while this Lease is in force and effect, whether before or after commencing operations, completing an oil or gas well, or establishing production on the leased premises, or on any land pooled or unitized with the leased premises. Any operations for drilling on or production of oil or gas from a pooled unit which includes all or a part of the leased premises, regardless of whether the operations for drilling were commenced, or the production was secured, before or after the execution of this Lease or the instrument designating the pooled unit, shall be considered operations for drilling on or production of oil and/or gas from land covered by this Lease, whether or not the well or wells is located on the leased premises. In that event, operations for drilling shall be deemed to have been commenced on the leased premises within the meaning of this Lease; and, the entire acreage constituting the unit or units, as to oil and/or gas, shall be treated for all purposes, except the payment of royalties on production from the pooled unit, as if it were included in this Lease.

For the purpose of computing the royalties to which owners of royalties and payments out of production shall be entitled on production of oil and/or gas from a pooled unit, there shall be allocated to the land covered by this Lease and included in a unit (or to each separate tract within the unit if this Lease covers separate tracts within the unit) a pro rata portion of the oil and/or gas, produced from the pooled unit after deducting that used for operations on the Lease or pooled unit. The allocation shall be on an acreage basis; i.e., there shall be allocated to the acreage covered by this Lease and included in the pooled unit (or to each separate tract within the unit if this Lease covers separate tracts within the unit) that pro rata portion of the oil and/or gas, produced from the pooled unit which the number of surface acres covered by this Lease (or in each separate tract) and included in the pooled unit bears to the total number of surface acres included in the pooled unit. Royalties shall be computed on the portion of the production, whether it be oil or gas, allocated to the land covered by this Lease and included in the unit just as though the production were from the land. The production from an oil well will be considered as production from the Lease or oil pooled unit from which it is producing and not as production from a gas pooled unit; and, production from a gas well will be considered as production from the Lease or gas pooled unit from which it is producing and not from an oil pooled unit.

The formation of any unit shall not have the effect of changing the ownership of any shut-in royalty which may become payable under this Lease. If this Lease now or later covers separate tracts, no pooling or unitization of royalty interest as between any separate tracts is intended or shall be implied or result merely from the inclusion of the separate tracts within this Lease, but Lessee shall nevertheless have the right to pool, as provided above, with the consequent allocation of production as provided above. As used in this paragraph, the words "separate tract" mean any tract with royalty ownership differing, now or later, either as to parties or amounts, from that as to any other part of the leased premises.

5. Lessee may, at any time and from time to time, execute and deliver to Lessor, or file for record, a release or releases of this Lease as to all or any part of the land or of any mineral, depth, or horizon under the land, and immediately be relieved of all obligations, as to the released acreage or interest.

6. Whenever used in this Lease the word "operations" shall mean operations for any of the following: surface location preparation or maintenance; drilling; testing; completing; reworking; recompleting; deepening; plugging back or repairing of a well in search of or in an endeavor to obtain production of oil, gas, or other minerals; or production of oil, gas, or other mineral, whether or not in paying quantities.

7. Lessee shall have the use, free from royalty, of water, other than from Lessor's water wells, and of oil and gas produced from the land in all operations under the terms of this Lease. Lessee shall have the right, at any time, to remove all machinery and fixtures placed on the land, including the rights to draw and remove casing. No well shall be drilled nearer than 200 feet to the house or barn now on the land, without the consent of Lessor. Lessee shall pay for damages caused by its operations to growing crops and timber on the land.

8. The rights and estate of any party to this Lease may be assigned from time to time, in whole or in part, and as to any mineral, depths, or horizon. All of the covenants, obligations, and considerations of this Lease shall extend to and be binding on the parties to this Lease, their heirs, successors, assigns, and successive assigns. No change or division in the ownership of the land, royalties, or other moneys, or any part of them, however affected, shall increase the obligations or diminish the rights of Lessee, including, but not limited to, the location and drilling of wells and the measurements of production. Notwithstanding any other actual or constructive knowledge or notice to Lessee, its successors or assigns, no change or division in the ownership or the land, the royalties, other moneys, or the right to receive the same, however effected, shall be binding on the then record owner of this Lease until sixty (60) days after there has been furnished to the record owner at its principal place of business, by Lessor or Lessor's heirs, successors, or assigns, notice of the change or division of ownership, supported by either originals or certified copies of the instruments which have been properly filed for record which evidence the change or division of ownership, and of any applicable court records and proceedings, transcripts, or other documents necessary, in the opinion of the record owner, to establish the validity of the change or division of ownership. If any change in ownership occurs by reason of the death of an owner, Lessee may, nevertheless pay or tender the royalties, other moneys, or any part of them, to the credit of the decedent in the depository bank provided above.

9. In the event Lessor considers Lessee has not complied with all its obligations under this Lease, either express or implied, Lessor shall notify Lessee in writing, setting out specifically how Lessee is claimed to have breached this Lease. Lessee shall then have sixty (60) days after receipt of the notice within which to meet or commence to meet all or any part of the claimed breaches alleged by Lessor. The service of the notice shall be a mandatory precedent to Lessor bringing any action, for any cause, and no action shall be brought until sixty (60) days after service of Lessor's notice on Lessee. Neither the service of the notice or the doing of any acts by Lessee aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that Lessee has failed to perform its obligations under the terms of this Lease. If this Lease is cancelled or terminated for any cause, it shall nevertheless remain in force and effect as to: (1) sufficient acreage around each well on which there are operations to constitute a drilling or maximum allowable or proration unit under applicable governmental regulations, the acreage to be designated by Lessee as nearly as practicable in the form of a square or a rectangle centered at the well, or in the shape as then existing spacing rules require; and, (2) any part of the land included in a pooled unit on which there are operations. Lessee shall also continue to have all easements on all the land reasonably necessary to operations on the acreage retained.

10. Lessor hereby warrants and agrees to defend title to the leased premises against the claims of all persons whomsoever claiming all or any part of it. Lessor's rights and interests in the land shall be charged primarily with any mortgages, taxes, or other liens, or interest and other charges on the land, but Lessor agrees that Lessee shall have the right at any time to pay or reduce them for Lessor, either before or after maturity, and be subrogated to the rights of the holder of the lien and to deduct amounts so paid from royalties or other moneys payable or which may become payable to Lessor and/or Lessor's assigns. If this Lease covers less interest in the oil, gas, or other minerals in all or any part of the land than the entire and undivided fee simple estate (whether Lessor's interest is specified or not), or no interest, then the royalties, and other moneys accruing from any part of the land in which this Lease covers less than the full interest, shall be paid only in the proportion which the Lessor's interest, if any, covered by this Lease, bears to the whole and undivided fee simple estate in the land. All royalty interest covered by this Lease (whether or not owned by Lessor) shall be paid out of the royalty provided for in this Lease. This Lease shall be binding on each party who executes it without regard to whether it is executed by all those that may be named as Lessor.

11. If, while this Lease is in force, at, or after the expiration of the primary term, it is not being continued in force by reason of the shut-in well provisions of paragraph 3., and Lessee is not conducting operations on the land by reason of (1) any law, order, rule, or regulation, (whether or not subsequently determined to be invalid) or, (2) any other cause, or force majeure, whether similar or dissimilar, (except financial) beyond the reasonable control of Lessee, the primary term shall be extended until the first anniversary date occurring ninety (90) or more days following the removal of the delaying cause, and this Lease may then be extended by operations as if the delay had not occurred.

This Lease is executed as of the date of the acknowledgment of the undersigned's signature, but shall be deemed effective for all purposes as of the Effective Date stated above.

LESSOR:

[redacted]

ACKNOWLEDGEMENTS

THE STATE OF TEXAS §

COUNTY OF LIBERTY §

This instrument was acknowledged before me on the 4th day of October 2026, by Michael Glen Hallum and wife, Bonnie K. Hallum.

[redacted]
Notary Public, State of Texas
Comm. Expires 03-06-2029
Notary ID 1[redacted]

[redacted]
NOTARY PUBLIC, STATE OF TEXAS

Total Paid	[redacted]
Total Acres	27.49
$/Acre	[redacted]

EXHIBIT "A" ADDENDUM

ATTACHED TO AND MADE A PART OF THAT CERTAIN OIL, GAS AND MINERAL LEASE DATED THE 4TH DAY OF OCTOBER 2026, BY AND BETWEEN [redacted] AND BIOFORCE NANOSCIENCES HOLDINGS, INC., LESSEE.

12. In the event of a conflict between the terms of the printed form of this lease and this addendum, the terms of this addendum shall control.

13. This lease covers only oil, gas and associated liquid or liquefiable hydrocarbons and associated minerals such as sulphur produced with and as an incident to the production of said hydrocarbons and Lessor excepts herefrom and reserves all other minerals and materials, including but not limited to all uranium, vanadium, thorium, molybdenum, plutonium, or other fissionable minerals or materials and ores containing the same, or any other similar minerals, and all iron ore, sand, gravel, rock, caliche, coal, lignite, limestone, shale, ore, sulphur, all bentonite, fullers earth, clay, other clay like substances and any other minerals, together with the right of ingress and egress to and over the leased premises for exploration for, developing and producing all minerals and materials not covered by this lease, provided that such rights shall not interfere with the rights granted to Lessee hereunder, and there is reserved to Lessor, the right, privilege and power to grant leases and the necessary easements and privileges in and upon the leased premises for the purpose of exploring, drilling and mining for any such substances excepted from this lease, provided however that such operations shall not interfere with Lessee's operations under the terms of this lease.

14. This lease cannot and shall not be maintained in force and effect after the expiration of the primary term solely by the payment of shut-in gas well royalty for any one shut-in period of more than three (3) consecutive years, nor in shorter recurring periods which after the primary term exceed six (6) years in the aggregate; and provided further, that such shut-in royalty payment shall be a sum equal to Ten and No/100 Dollars ($10.00) per net mineral acre per year based upon the number of acres subject to this lease at the time such payment is made.

~~15. Lessee, including but not limited to Lessee's agents, guests, invitees, servants, employees, contractors, or subcontractors~~ [redacted] shall not be permitted to hunt, trap, fish, or carry firearms of any kind or other hunting apparatus or take hunting dogs on the leased premises. Lessee shall promptly repair or pay to the surface owner, or their tenants, reasonable compensation for all actual damages to improvements, crops, water wells, fences, livestock, buildings, roads or land, cultivated or unimproved or other property of the surface owner, or surface owner's tenants, or to the surface of the leased premises, caused by any of Lessee's operations hereunder. Within a reasonable time after completion or abandonment of any well drilled or worked over on the leased [redacted] premises, by Lessee, and weather permitting, and provided Lessee's use thereof is no longer needed, Lessee shall fill and level all surface pits, holes and ruts, and restore the ground to the same condition, as nearly as may be reasonably practicable, as it was before the commencement of such operations. Pending such restoration of the surface, if requested by the surface owner Lessee shall, at Lessee's expense, fence off all surface pits or shafts so they shall not be a hazard to livestock. Lessee shall promptly and properly fence any and all machinery or other hazards which it may dig or may construct on the leased premises if requested by the surface owner. Lessee shall keep all gates, gateways and cattle guards locked except when in actual use if requested by the surface owner. Lessee shall also keep and maintain all gates, gateways and cattle guards on the leased premises so no livestock can enter or exit the property; in the event by their negligence, Lessee, its employees or contractors allow any livestock to escape the leased premises, Lessee will be responsible for any injuries to such animals or loss to the surface owner. Prior to commencing drilling operations or seismic operations on the leased premises, Lessee shall make a diligent effort to notify Surface Owner and Lessor of the specific activity to be conducted and the approximate date and time and location of such activity. Lessee agrees it shall not be entitled to use any more of the surface than is reasonably necessary and Lessee's surface installations shall be kept to a reasonable minimum consistent with good operating practices. Lessee agrees to use existing gates and roadways where available. Lessee shall keep all outside and interior gates securely closed, and if designated by Surface Owner, securely locked. At any gate to be locked Surface Owner may install its own lock in addition to Lessee's lock. All roots, limbs and large rocks remaining from Lessee's construction shall be removed or buried below plow depth or Lessee will stack the brush and trees in piles, if requested by the surface owner. Lessee shall maintain all roads used by Lessee in good repair and Surface Owner shall have the right to use Lessee's roads. For each new road or any installation, Lessee shall install culverts as may be necessary to insure Lessee's installations or roads will not materially impede or interfere with the natural drainage of surface water. Upon the permanent abandonment of any road by Lessee or upon the termination of this lease, whichever is earlier, if requested by surface owner, Lessee shall remove any caliche or gravel on roads built by Lessee and shall restore the surface to its original condition as nearly as reasonably practicable unless Surface Owner shall agree otherwise. Lessee agrees to root plow, fertilize and plant the disturbed area with the type and quantity of grass designated by Surface Owner. Lessee will not cut or go over any fence without first adequately bracing the fence with "H" ~~braces constructed of pipe of at least 4" in diameter on both sides of the opening which shall be secured by use of a dead man so there~~

~~will be no slackening of the wires. At each such opening at the request of Surface Owner, a substantial metal gate shall be installed~~. All gates in the fences on the leased premises shall be left in place at the termination of this lease. If requested by surface owner, within ninety (90) days and weather permitting, after abandonment of any well drilled on said lands, Lessee will remove all caliche and gravel from the drillsite. The drillsite shall be cleaned and all of Lessee's waste materials, junk, pieces of iron, pipes and other debris shall be removed. All pits and other excavations shall be backfilled and leveled and the location shall be generally restored as [redacted] near as reasonably possible to its original condition. If requested by Surface Owner, Lessee agrees to root plow, fertilize and plant the disturbed area with the type and quantity of grass designated by Surface Owner. Upon Lessee's permanent cessation of use of any [redacted] wellsite, tank battery or other production facility, all equipment shall be promptly removed, all caliche and gravel shall be removed, if requested by surface owner, and the disturbed area shall be root plowed, fertilized and reseeded with the type and quantity of grass designated by Surface Owner. Lessee shall not store any machinery, rigs, equipment, pipe or other property of Lessee while it is not being used. Lessee shall not house employees or other personnel except temporarily at well sites during drilling or completion operations. Lessee will keep the leased premises free of all trash and debris at all times. Lessee shall use a trash trailer at drilling sites while drilling operations are in progress. Lessee shall not use caliche or gravel from the leased premises for operations under this lease unless otherwise agreed to by the Surface Owner. Lessee shall take all reasonable precautions to keep areas around wellheads, on ~~Lessee's roads, tank battery sites and facilities free of weeds.~~

16. All pipelines and flowlines laid by Lessee for any purpose granted hereunder, shall be at least thirty six (36) inches below the surface of the ground if requested by Surface Owner. In excavating the pipeline ditch, Lessee shall use the "double ditch" method, in which the topsoil will be placed to one side and in backfilling, the topsoil will be replaced on top of the backfill. Lessee shall comply with all of the applicable rules and regulations of the Railroad Commission of Texas, and any other governmental agency having jurisdiction, in all of Lessee's operations on the leased premises.

17. Notwithstanding the general terms of grant contained in this lease, it is not intended to and does not include the right and privileges of Lessee to erect and maintain refining facilities, or any other extraction or treating facilities not directly related to the production, treatment, and recovery of oil, gas, sulphur, and other leased minerals from this lease only or land pooled therewith, and all such facilities shall be only those reasonably necessary for production, separation, dehydration, storage, measurement, treatment, recovery, compression, transportation and marketing of such leased substances from said land or land pooled therewith. Separators, dehydrators, compressors, valves, headers, tank batteries or similar equipment for handling and marketing production from the leased premises or land pooled therewith shall not be considered refining facilities.

18. Notwithstanding anything in Paragraph 4 to the contrary, (i) units formed for the production of oil from wells classified as vertical oil wells may not exceed 80 acres plus a tolerance of ten percent (10%), (ii) units formed for the production of gas from wells classified as vertical gas wells may not exceed 320 acres plus a tolerance of ten percent (10%) for vertical gas wells producing from depths above 6,000 feet and 640 acres plus a tolerance of ten percent (10%) for vertical gas wells producing from depths below 6,000 feet. However, should a governmental authority having jurisdiction prescribe, allow, or permit the creation of units larger than those specified, for the drilling or operation of a well at a regular location, drilled either vertically or horizontally, to comply with existing or subsequently established field rules, for obtaining a greater allowable from any well to be drilled, drilling, or already drilled, or for any other purpose, units created may conform substantially in size with those permitted, allowed, or prescribed by applicable governmental regulations, now in existence, or later enacted.

19. In the event Lessee exercises its option to form a pooled unit hereunder, and less than all of the leased premises is included within the boundaries of such pooled unit, it is provided that operations upon or production from such pooled unit shall maintain this lease in effect only as to the portion included within the boundaries of such pooled unit. As to the portion of the leased premises not included within such pooled unit, this lease may be maintained in effect by commencement of operations or production or by any other manner provided herein.

20. Lessee agrees to defend, protect, indemnify and hold harmless Lessor and/or the Surface Owner, and their heirs, executors, administrators and assigns as the owners of the leased premises, from and against any and all losses, liabilities, demands and claims for damages for personal injury, death of persons and for damage to or loss of property as well as reasonable attorney's fees, costs and expenses Lessor and/or the Surface Owner, may incur by reason of such claims, demands or causes of action caused by or resulting from operations by Lessee, Lessee's employees, agents, licensees, representatives, contractors or subcontractors unless the personal injury, death of persons or damages to or loss of property is caused by the sole negligence of Lessor and/or the Surface Owner, and their agents, servants, employees, representatives or contractors.

21. In the event Lessee shall, at any time during the term of this lease, drill a water well on the leased premises and thereafter decide to abandon same, Lessee shall give the Surface Owner advance written notice of such intention and the Surface Owner

shall then have a period of thirty (30) days within which to elect by notice in writing to Lessee to acquire such water well and the casing set in the water well at no cost to the Surface Owner. Provided, however, Lessee shall have the right to remove any pumps and surface equipment installed by Lessee in connection therewith and the Surface Owner shall thereafter be responsible for such well and shall assume all obligations, risk, responsibility, and expense for plugging and abandoning the same as required by and in accordance with all rules and regulations of the Railroad Commission of Texas and of the Texas Natural Resource Conservation Commission and the Surface Owner shall agree in writing to thereafter indemnify and hold Lessee harmless from any and all loss, cost, risk or expense in connection with such well.

22. This lease is a "Paid-Up Lease" meaning that delay rentals ordinarily required to be paid to perpetuate a lease from year to year in lieu of drilling operations have been paid in advance. Therefore, Lessee shall not be required to make any annual shut-in royalty or delay rental payments or conduct drilling or reworking operations in order to perpetuate this lease to the end of the primary term. Further, irrespective of whether drilling operations, reworking operations and/or actual production has commenced and/or ceased during the primary term, this lease shall be perpetuated to the end of the primary term.

23. And, for the same consideration, Lessee, or its heirs, successors or assigns shall have the sole and exclusive right and option, at any time prior to the expiration of the original primary term hereof, to extend the primary term of this lease for an additional **two (2) year** term by the direct payment to Lessor, their heirs, successors or assigns, at Lessor's address listed above, the sum of **$150.00** per net mineral acre for each net mineral acre then covered by this lease according to Lessee's records and not then allocated to a well or included within a pooled unit for a producing oil well or for a producing or shut-in gas well in accordance with the terms of this lease. Should this option be exercised as herein provided, it shall be considered for all purposes as though this lease provided for a primary term of **five (5) years**. As evidence of the payment of the additional bonus and the extension of the primary term, Lessee may, contemporaneously with the payment of the additional bonus, execute and file of record in the county where the leased premises are located, a notice that it has elected to and has paid to Lessor the additional bonus, and the primary term of the lease has been so extended.

24. This lease represents the entire agreement between Lessor and Lessee with respect to the leased premises and shall supersede and replace all prior agreements, both oral and written, between the parties hereto. This lease may be amended only by a subsequent written instrument executed by both Lessors and Lessee.

25. Contemporaneously with the execution of this lease, Lessor and Lessee will execute a Memorandum of Oil and Gas Lease and Lessor and Lessee agree that such Memorandum of Oil and Gas Lease, which makes reference to this lease, may be filed for record by Lessee, in the appropriate records of the County or Counties in which said lands are located in lieu of the recording of this lease in its entirety. The recording of said Memorandum of Oil and Gas Lease shall be binding upon Lessor and Lessee, and their respective heirs, successors, legal representatives and assigns, the same as if this lease was filed for record in its complete text.

26. This instrument may be executed either as one instrument or in several partially executed counterparts and the original and all counterparts shall be construed together and shall constitute one instrument. Should less than all of the named Lessor execute this instrument, this instrument shall be binding on those who are signatories. For recordation purposes, the signature pages and acknowledgments may be affixed to the body of an original instrument without the necessity of recording the entirety of each separate counterpart.

27. No surface operations. Any surface operations will be under separate agreement. [redacted]

IN WITNESS WHEREOF, this instrument is executed and made effective as of the date first above written.

SIGNED FOR IDENTIFICATION:

[redacted]